Exhibit 99.3

RUMBLEON, INC.

NOTICE TO STOCKHOLDERS WHO ARE RECORD HOLDERS

Up to 18,181,818 Shares of Class B Common Stock Issuable
Upon Exercise of Non-Transferable Subscription Rights

[●], 2023

Dear Stockholder:

Enclosed for your consideration is a prospectus dated [●], 2023 (as amended from time to time, the “Prospectus”) relating to the offering by RumbleOn, Inc. (the “Company”) of non-transferable subscription rights (the “Subscription Rights”) to subscribe for up to an aggregate of 18,181,818 shares of the Company’s Class B common stock, par value $0.001 per share (the “Class B Common Stock”). The Subscription Rights are offered on the terms and subject to the conditions described in the Prospectus and are evidenced by Non-Transferable Subscription Rights Certificates (the “Rights Certificates”).

Pursuant to the rights offering described in the Prospectus (the “Rights Offering”), each stockholder (each, an “Eligible Stockholder”) owning shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”), or Class B Common Stock as of 5:00 p.m., Eastern Daylight Time, on November 13, 2023 (the “Record Date”) will receive one non-transferable Subscription Right for every share of Class A Common Stock or Class B Common Stock held as of the Record Date. Each Subscription Right carries with it (i) a basic subscription right, which entitles the holder to purchase 1.078444 shares of Class B Common Stock and (ii) an oversubscription privilege, which entitles each Eligible Stockholder that has exercised its basic subscription right in full to subscribe for additional shares of Class B Common Stock that are offered in the Rights Offering, to the extent other Eligible Stockholders have not exercised their basic subscription rights in full. The subscription price is $5.50 per whole share of Class B Common Stock, payable in cash (the “Subscription Price”). No fractional shares of Class B Common Stock will be issued upon the exercise of any Subscription Rights. If, pursuant to an Eligible Stockholder’s exercise of its Subscription Rights, the number of shares of Class B Common Stock that such Eligible Stockholder would be entitled to receive would result in receipt of a fractional share, the aggregate number of shares of Class B Common Stock the Eligible Stockholder is entitled to purchase will be rounded down to the nearest whole number. The Subscription Price must be paid for each whole share of Class B Common Stock that is purchased. Broadridge Corporate Issuer Solutions, LLC (the “Subscription Agent”) will return any excess payments, without interest or penalty.

The Subscription Rights may be exercised at any time during the subscription period, which commences on November 13, 2023 and ends at 5:00 p.m., Eastern Daylight Time, on November 28, 2023 (the “Expiration Time”), unless extended by the Company. The Subscription Rights are non-transferable and will not be listed for trading on any stock exchange. This means that Eligible Stockholders may not sell, transfer, or assign their Subscription Rights to anyone else. The Class B Common Stock is listed on the Nasdaq Capital Market under the symbol “RMBL.”

Enclosed are copies of the following documents:

1.	the Prospectus;

2.	a Rights Certificate;

3.	Instructions as to Use of RumbleOn, Inc. Non-Transferable Subscription Rights Certificates; and

4.	a return envelope, addressed to Broadridge Corporate Issuer Solutions, LLC.

Your prompt attention is requested. To exercise your Subscription Rights, you should complete and sign the Rights Certificate and forward it, with payment of the Subscription Price in full for each share of the Company’s Class B Common Stock subscribed for pursuant to the Subscription Rights to the Subscription Agent, as indicated on the Rights Certificate and in the Prospectus.

The Subscription Agent must receive the properly completed and duly executed Rights Certificate and payment of the aggregate Subscription Price prior to the Expiration Time.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE SUBSCRIPTION AND INFORMATION AGENT, BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (888) 789-8409 OR VIA EMAIL AT SHAREHOLDER@BROADRIDGE.COM.